PRESS RELEASE Airspan Announces Third Quarter 2008 Results
Highlights

•	$17.8 million in revenues for third quarter 2008
•	Cash, cash equivalents, short-term investments and restricted cash amounted to $31.1 million at the end of the quarter
•	Cost reduction target achieved with continuing focus on attaining profitability
•	Significant traction in the U.S. in the 3.65 GHz frequency band - including FairPoint through Nortel
•	Successfully demonstrated a mobile multi-band, interoperable WiMAX network

Boca Raton, Fla. - November 5, 2008 - Airspan Networks Inc. (Nasdaq: AIRN), a leading provider of WiMAX based broadband wireless access networks, today announced results for the third quarter ending September 28, 2008. Third quarter 2008 total revenues amounted to $17.8 million, and included WiMAX revenues of $12.1 million. The third quarter gross margin was 31%, and total operating expenses were reduced from the second quarter 2008 by 14% to $13.5 million. Net loss attributable to common stockholders was $7.8 million or $0.13 per share for the third quarter of 2008.

Key Figures In $US thousands except for EPS	Third Qtr 2008	Third Qtr 2007	Second Qtr 2008
Total Revenue	17,789	22,470	21,391
WiMAX Revenue	12,107	16,120	12,708
Non-WiMAX Revenue	5,682	6,350	8,683
Gross profit	5,495	7,790	6,744
Operating Expenses	13,473	13,883	15,735
Net Loss	(7,754)	(9,907)	(8,820)
Net loss per share (basic and diluted)	(0.13)	($0.24)	(0.15)
Weighted Average Common Shares Outstanding (1)	59,030,071	41,905,579	58,682,735

(1)	Excludes shares of common stock issuable on exercise of stock options and 21,630,856 shares of common stock issuable on conversion of the Company’s Series B preferred stock.

“We have focused our efforts on achieving our planned cost reductions and we will continue to extend our efforts in the light of the current economic environment. Our goal is to accelerate our efforts to achieve profitability while maintaining critical R&D activity and serving our customer base.

“Targeted operating cost savings have been achieved. However, we are continuing to reduce our operating costs to reflect the challenging economic environment. We have seen the worldwide credit crisis impacting some of our customers’ availability of funds, which has contributed to a reduction of our reported revenue for the quarter. We also expect continued short term challenges on the demand side as capital expenditure budgets of our customers face further reductions. However, we remain confident in Airspan’s technology and the viability of WiMAX as an alternative to traditional broadband access. Our top priority is the creation of a profitable business from product lines that we have developed,” commented Eric Stonestrom, Airspan’s President and Chief Executive Officer.

“Commercial activity in the quarter included new contracts and expansion orders with telecom service providers, significant growth in the 3.65 GHz product deployments, and new distribution agreements with vertical segment systems integration partners in defense and the oil and gas sectors. Working together with our partner Nortel, we were also awarded a significant U.S. WiMAX project by FairPoint, a large U.S. telephone operator. This deployment will provide high speed internet service throughout the North-eastern U.S. in a more cost competitive mode than the wireline alternatives and it underscores the potential for WiMAX in providing broadband connectivity on a mass scale,” continued Mr. Stonestrom

Third Quarter Financial Details

Total third quarter revenues decreased year over year by 21% to $17.8 million compared with $22.5 million in the third quarter of 2007. Compared to revenues in the second quarter 2008 of $21.4 million, third quarter revenues decreased by 17%, due primarily to a decrease in non-WiMAX revenues, which amounted to $5.9 million in the third quarter. WiMAX revenues were down by 5% to $12.1 million in the third quarter of 2008, compared to $12.7 million in the second quarter 2008 and by 25% compared to the $16.1 million of WiMAX revenue recorded in the third quarter of 2007. The sequential quarter decrease in WiMAX revenues resulted primarily from several shipments on hold pending receipt of letters of credit. The year over year decrease in WiMAX revenues results primarily from shipments on hold and lower average value shipments to larger customers in the 2008 period.

Gross margin at 31% was slightly lower than the 32% recorded in the second quarter 2008. Gross margin was at 35% in the third quarter of 2007. Total operating expenses for the third quarter of 2008 were $13.5 million, a 14% decrease over the second quarter of 2008, and a 3% decrease compared to the third quarter 2007.

Net loss attributable to common stockholders was $7.8 million or $0.13 per share for the third quarter of 2008, compared with a loss of $8.8 million or $0.15 per share in the second quarter of 2008, and $9.9 million or $0.24 per share in the third quarter of 2007.

Geographically, in the third quarter of 2008, approximately 26% of revenue was derived from customers in Mexico, Latin America and the Caribbean, 27% from customers in Europe, 11% from customers in Africa and the Middle East, 22% from customers in the United States and Canada and 14% from customers in Asia.

Cash, cash equivalents, short-term investments, and restricted cash amounted to $31.1 million compared to $33.1 million at June 29, 2008. As a result of our renegotiated debt facility with Silicon Valley Bank, during the quarter we made an additional drawdown under this credit line of $5.0 million. Days Sales Outstanding (DSOs) were 77 at the end of the third quarter.

“We reached our cost cutting target in the third quarter. We plan to continue reducing overall operating expenditures in light of the general economic uncertainty, while not sacrificing our key commercial and R&D activities. We believe that this focus will allow us to realize additional cost savings in 2009, lowering the quarterly revenue run rate required to achieve breakeven,” commented David Brant, Airspan’s Chief Financial Officer.

Outlook

The capital expenditure environment has tightened in the last few months and as a result, we are revising our full year revenue outlook to around $80 million. We expect to have more visibility into 2009 in the next conference call.

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Conference Call: The Company has scheduled an investor conference call for 8:30 a.m., EST today. Please call the following dial-in number to participate in the call: US toll-free number is (888) 443-9987; the international access dial-in number is +1 (706) 634-0598. Please reference the Airspan Networks quarterly conference call, Conference ID 69728094. A replay of the call will be available approximately two hours following the live session through November 20, 2008. The U.S. toll-free number for the replay is (800) 642-1687; international dial-in number for the replay is +1 (706) 645-9291. Please use access code 69728094.

Investors may also register for the audio webcast of the conference call under the ‘financial calendar’ tab of the Investor Relations section of the Airspan Web site at http://www.visualwebcaster.com/event.asp?id=52543

About Airspan Networks Inc.
Airspan is the industry’s leading WiMAX pure player, ranked #1 for IEEE802.16-2004 WiMAX revenue in 2007 and has now been selected for some of the world’s largest mobile WiMAX deployments. With direct sales offices throughout Asia, EMEA and the Americas, a worldwide network of resellers and agents, and partnership alliances with major OEMs, Airspan boasts over 100 commercial WiMAX deployments worldwide. www.airspan.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. The Company is subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q for 2008. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

For Investor Relations and Media Inquiries, contact:

David Brant, Senior Vice President & Chief Financial Officer
Tel: +1 561 893-8650
Fax: +1 561 893-8681
Email: dbrant@airspan.com

Charlotte Laurent-Ottomane
Investor Relations
Email: clottomane@airspan.com
Tel. +561 395 4581

Airspan Networks Inc.

Consolidated Statements of Operations
(in thousands except for share and per share data)

	Quarter End		Year-to-Date
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
	(unaudited)		(unaudited)
Revenue	$17,789	$22,470	$56,339	$71,203
Cost of revenue	(12,294)	(14,680)	(38,864)	(53,312)

Gross profit	5,495	7,790	17,475	17,891

Operating expenses:
Research and development	5,511	6,185	19,185	17,572
Sales and marketing	3,653	3,521	12,194	10,391
Bad debt provision	492	632	965	1,587
General and administrative	3,537	3,311	11,072	11,475
Amortization of intangibles	230	234	698	702
Restructuring	50	-	690	(485)

Total operating expenses	13,473	13,883	44,804	41,242

Loss from operations	(7,978)	(6,093)	(27,329)	(23,351)

Interest income, net	54	31	287	518

Other income, net	(358)	317	(45)	321

Loss before income taxes	(8,282)	(5,745)	(27,087)	(22,512)

Income tax (provision)/benefit	528	(24)	461	(61)

Net loss before deemed dividend	(7,754)	(5,769)	(26,626)	(22,573)

Deemed dividend associated with preferred stock	-	(4,138)	-	(4,138)

Net loss attributable to common shareholders	$(7,754)	$(9,907)	$(26,626)	$(26,711)

Net loss attributable to common shareholders per share - basic and diluted	$(0.13)	$(0.24)	$(0.45)	$(0.65)

Weighted average shares outstanding- basic and diluted	59,030,071	41,905,579	58,770,836	41,084,881

Airspan Networks Inc.

Consolidated Balance Sheets
(in thousands)

	September 28, 2008	December 31, 2007
	Unaudited	Audited
ASSETS
Current Assets
Cash and cash equivalents	$21,936	$30,815
Restricted cash	200	393
Short-term investments	9,013	5,504
Accounts receivable, less allowance for doubtful accounts	18,251	33,853
Inventory	13,101	16,720
Prepaid expenses and other current assets	5,655	5,338
Total Current Assets	68,156	92,623

Property, plant and equipment, net	5,121	5,895
Goodwill	10,231	10,231
Intangible assets, net	1,171	1,870
Other non-current assets	3,475	3,402
Total Assets	$88,154	$114,021

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$9,214	$11,938
Deferred revenue	3,407	5,125
Customer advances	291	892
Other accrued expenses	11,471	13,063
Short-term debt	12,500	7,500
Total Current Liabilities	36,883	38,518

Non Current Liabilities
Long-term debt	1,787	1,787
Accrued interest on long term debt	191	191
Total Liabilities	38,861	40,496

Stockholders’ Equity
Common stock	18	17
Note receivable - stockholder	(87)	(87)
Additional paid in capital	352,111	349,718
Accumulated deficit	(302,749)	(276,123)
Total Stockholders’ Equity	49,293	73,525

Total Liabilities and Stockholders’ Equity	$88,154	$114,021